UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 13, 2010

CLST Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22972	75-2479727
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

17304 Preston Road, Suite 420

Dallas, Texas, 75252

 (Address of principal executive offices including Zip Code)

(972) 267-0500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

CLST Holdings, Inc. (the “Company”) is a nominal party to the action captioned Ron Phillips and Scott Moorehead, Derivatively on Behalf of CLST Holdings, Inc., v. Timothy S. Durham, Robert A. Kaiser, and David Tornek, Cause No. 10-07655 (the “State Court Action”) and a party to the action captioned CLST Holdings, Inc. v. Red Oak Partners, LLC et al., Civil Action No. 3-09CV00291 (the “Federal Court Action”) (the State Court Action and the Federal Court Action are collectively referred to herein as the “Actions”).  On December 13, 2010, the Company entered into a Memorandum of Understanding (the “Memorandum of Understanding”), which is a binding agreement among all parties to the Actions (the “Parties”) providing for complete settlement of the Actions on the terms and conditions set forth therein.  The Memorandum of Understanding was entered into by the Parties without any presumption, concession or admission of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged in the Actions or in any other action or proceeding.  Any capitalized terms that are undefined herein shall have the meaning set forth in the Memorandum of Understanding.

The Memorandum of Understanding is subject to reasonable and mutually agreeable confirmatory discovery from the Company and its Directors by the plaintiffs in the State Court Action, to be completed prior to January 28, 2010, for the purpose of confirming whether the settlement of the State Court Action is fair, reasonable and in the best interests of the Company and its stockholders.  In addition, the settlement is subject to receipt from the State Court of an order approving the settlement of the State Court Action and the dismissal of the State Court Action with prejudice, and such order is finally affirmed on appeal or is no longer subject to appeal and the settlement of both Actions will become effective on such date (the “Effective Date”) and will close simultaneously at that time.  The Company expects the settlement to become effective during the first quarter of 2011.  The Actions and all proceedings therein (including all discovery) have been stayed pending submission of the proposed settlement to the State Court for its consideration.

Pursuant to the Memorandum of Understanding the Parties have agreed to the following, among other things, to be effective on the Effective Date (or such other date as specified below):

•                                          The Company shall not (i) engage in any business transactions with any Directors or with any persons or entities who are affiliates of the Directors excepted as provided in the Memorandum of Understanding, or (ii) modify the cash compensation plan for members of its Board of Directors (the “Board”) or increase the cash compensation payable to Robert A. Kaiser, as an employee of the Company, during the term of the dissolution of the Company.

•                                          The Board shall not recommend rescission of the Company’s dissolution unless it is subject to the further consent of a majority of the shares held by non-affiliates of the Board.

•                                          Timothy S. Durham shall resign as Chairman of the Board, but may remain a member of the Board.  Mr. Durham will refrain from voting on any matter in his capacity as a member of the Board, except for a vote consistent with the unanimous vote of the other members of the Board.

•                                          The Parties mutually release all claims between the State Plaintiffs and the Company on the one hand and the Directors on the other, and between the Red Oak Parties on the one hand and the Directors and CLST, including any future claims arising out of the claims made in either of the Actions. The released claims shall not include any claims by the Directors for indemnity and advancement under the Company’s charter and bylaws, nor shall the released claims include any claims by the Company or Directors under any insurance policy maintained by the Company.

•                                          The sum of $2,700,000 will be paid to the Company by its insurance provider.

•                                          The Directors of the Company shall cause the Company’s insurance provider and the insurance provider has agreed to pay, within five (5) business days of the Effective Date, (i) $2,250,000 to counsel for the plaintiffs in the State Court Action as compensation for their fees and expenses incurred therein and in recognition of the value provided by plaintiffs and their counsel to the Company through the filing and litigation of the State Court Action and (ii) $550,000 to the Red Oak Parties in satisfaction of their known and unknown claims, including but not limited to all claims asserted in the Federal Court Action.

•                                          The Company and the Directors, on the one hand, and the Red Oak Parties and State Plaintiffs on the other, shall not directly or indirectly initiate a proceeding or lawsuit against one another, other than (i) an action to enforce the terms of the Memorandum of Understanding or Settlement; or (ii) an action against the Company for failing to treat the Red Oak Parties or their affiliates in a fashion pari passu with other stockholders of the Company with respect to the distribution of money or property.

•                                          The Red Oak Parties and the State Plaintiffs shall not interfere, directly or indirectly, in the current or prospective business relationships of the Company and/or its Directors.

A copy of the Memorandum of Understanding is being furnished in its entirety as an exhibit to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Contemporaneously with the Effective Date, the Company expects to extend the term of its Management Liability and Company Reimbursement policy with XL Specialty Insurance Company for a period of 24 months at a premium of approximately $1,400,000.  This insurance policy includes directors and officers liability coverage.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Memorandum of Understanding dated December 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLST HOLDINGS, INC.

Dated: December 17, 2010	By:	/s/ Robert A. Kaiser
Robert A. Kaiser
President and Chief Executive Officer